Exhibit 7
               PLEDGE AND HYPOTHECATION AGREEMENT


          The undersigned, hereafter called the "owner", in consideration of the extension of credit to OWNER'S brother and his wife, Robert and Donna Addington, hereinafter referred to as "CUSTOMER", and in further consideration of the love and affection which OWNER has for his brother, Robert Addington, which extension of credit is evidenced by a note dated the 11th day of November, 1994, in the original principal sum of $900,000.00 by Commercial Bank of Grayson, hereinafter referred to as "BANK", the undersigned hereby pledges and grants a security interest in the following property:

          Namely 200,000 shares of Addington Resources, Inc. stock, including all securities received in addition to or in exchange for, and all rights to subscribe for securities incident to such property, together with all additions thereto and substitutions therefore is hereinafter called the "Collateral." This collateral shall be deemed as security for the payment of the principal amount of the above referred to note, including any extensions, renewals or notifications thereof, plus interest thereon, and all costs of collection and realization on the Collateral.

          Owner warrants to the Bank that he is the lawful owner of the Collateral, free of all claims and liens other than the security interest of the Bank, with full right to deliver, pledge, assign and transfer the Collateral.

          Owner shall deliver all securities received in addition to or in exchange for and all rights to subscribe to, securities pledged and deposited hereunder to the Bank immediately upon receipt without notice or demand by the Bank.

          Owner will at any time at the Bank's request, sign financing statements, trust receipts, security agreements or other agreements with respect to any of the Collateral.

          The Bank shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if it takes such action for that purpose as the Owner shall request in writing, that failure of the Bank to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Bank to protect or preserve any rights with respect to the Collateral against other parties, or to do any act with respect to the protection or preservation of the Collateral not so requested by the Owner shall be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral.

          No renewals or extension of time of payment of the Obligations at any rate of interest, no release, surrender, exchange or modification of any collateral securing the Obligations or this Pledge and Security Agreement, no release (including but not limited to an adjudication in bankruptcy) of any person primarily or secondarily liable on the Obligations (including any maker, endorser, guarantor or surety), no delay in enforcement of payment of the Obligations or this Pledge and Security Agreement and no delay, omission or forbearance in exercising any right or power with respect to the Obligations or this Pledge and Security Agreement shall affect the liability of any owner or the rights of the Bank hereunder. Further, the Owner authorizes and ratifies any payment of any part of the obligations by the Customer, Robert and Donna Addington, or payment of any liability under this Pledge and Security Agreement by any owner, to the same extent as if made by Owner, and agrees, consents to and confirms that any extension of any Statute of Limitations resulting from such payments and affecting enforcement or collection of the Obligations of the Customer, Robert and Donna Addington, or of the liabilities of the Owner under this Pledge and Security Agreement, shall to the same degree also extend any Statute of Limitations affecting enforcement and collection of the liabilities under this Pledge and Security Agreement as to Owner.

          Owner hereby waives any and all notice of the acceptance of this agreement or maturity of any and all of the Obligations or of any and all renewals or extensions from time to time of the Obligations of the Customer, Robert and Donna Addington.

          Any notice to Owner shall be deemed sufficient if sent to Owner to the last known address of Robert and Donna Addington appearing on the Bank's records. Owner hereby designates Robert and Donna
Addington as agent with whom the Bank may deal solely and in all respects with regard to the Collateral or the Obligations.

          Owner agrees that the death of Owner or either of the Customers, Robert or Donna Addington, or any other endorser or guarantor shall not terminate the powers of or authority granted to the Bank hereunder.

          Owner agrees to pay all costs of the Bank, including without limitation reasonable attorney fees, in the collection of any of the Obligations and the enforcement of any of the Bank's rights hereunder. If any notification of intended disposition of any of the Collateral is required by law, such notification shall be deemed reasonably and properly given if mailed at least ten (10) days before such disposition, postage prepaid, addressed to Owner at the address shown below.

          No delay or failure by the Bank in the exercise of any right or remedy shall constitute a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude other or further exercise thereof, or the exercise of any other right or remedy. If any provision of this Agreement shall be rendered invalid or unenforceable, such provision shall not affect the validity and enforceability of other provisions hereof.

     The parties agree that the terms and conditions of this Agreement shall be determined in accordance with the laws of the Commonwealth of Kentucky, including all matters of construction, validity and performance.

          WITNESS OUR HANDS, this 14th day of November, 1994.


OWNER:

/s/ A. Bruce Addington                  /s/ Brenda Burchett
A. Bruce Addington                      Witness
HC 87, box 340
Paintsville, KY.  41240


BANK:

COMMERCIAL BANK OF GRAYSON


By:  /s/ Jack W. Strother                /s/ Brenda Burchett
     Jack W. Strother, Jr., its          Witness
     President